Exhibit 3.142
CHARTER
OF
HCA REALTY, INC.
          The undersigned natural persons, having capacity to contract and acting as the incorporators of a corporation under the Tennessee General Corporation Act, adopt the following Charter for such corporation:
     1. The name of the corporation is HCA REALTY, INC.
     2. The duration of the corporation is perpetual.
     3. The address of the principal office of the corporation in the State of Tennessee shall be One Park Plaza, Nashville, County of Davidson.
     4. The corporation is for profit.
     5. The purposes for which the corporation is organized are:
     (a) to own, manage and operate hospitals, nursing homes, clinics, medical office buildings, and all other types of health care or medically oriented facilities.
     (b) To buy, sell and lease articles of commerce, and, in connection therewith, to own, manage and operate wholesale and retail sales outlets.
     (c) To provide consultation, advisory and management services to any business, whether corporation, trust, association, partnership, joint venture or proprietorship.
     (d) To buy, sell, develop and lease real estate.
     (e) To engage in any other act or acts which a corporation may perform for lawful purpose or purposes.
     6. The maximum number of shares which the corporation shall have the authority to issue to ONE THOUSAND (1,000) shares of Common Stock, par value of $1.00 per share.

     7. The corporation will not commence business until the consideration of One Thousand Dollars ($1,000) has been received for the issuance of shares.
     8. (a) The shareholders of this corporation shall have none of the preemptive rights set forth in the Tennessee General Corporation Act.
     (b) The initial bylaws of this corporation shall be adopted by the incorporators hereof, and hereafter, the bylaws of this corporation may be amended, repealed or adopted by a majority of the members of the entire Board of Directors, or by the holders of a majority of the outstanding shares of capital stock.
     (c) This corporation shall have the right and power to purchase and hold shares of its capital stock; provided, however, that such purchase, whether direct or indirect, shall be made only to the extent of unreserved and unrestricted capital surplus.
     Dated August 5, 1980.

/s/ Elliott Warner Jones
ELLIOTT WARNER JONES

/s/ Charles L. Kown
CHARLES L. KOWN

/s/ Bettye D. Daugherty
BETTYE D. DAUGHERTY

DESIGNATION, DESIGNATION, REVOCATION OR CHANGE
OF
REGISTERED AGENT
OF
HCA REALTY, INC.
     To the Secretary of State of the State of Tennessee:
     Pursuant to the provisions of Section 48-1201 of the Tennessee General Corporation Act, the undersigned foreign or domestic corporation or the incorporator or incorporators of a domestic corporation being organized under the Act submit the following statement for the purpose of designating, revoking or changing, as the case may be, the registered agent for the corporation in the state of Tennessee:
     1. The name of the corporation is HCA Realty, Inc.
     The address of the corporation is One Park Plaza, Nashville, TN 37203
     If a foreign corporation, state or country of incorporation N/A
     2. The name and street address of its registered agent in the State of Tennessee shall be Donald W. Fish, One Park Plaza, Nashville, TN 37203
Dated August 5, 1980

HCA REALTY, INC.

Name of Corporation

By
Vice President

(Incorporator or incorporators,
if corporation is being organized

/s/ Elliott Warner Jones

/s/ Charles L. Kown

/s/ Bettye D. Daugherty